Exhibit 99.1

NetSpend Announces Definitive Agreement with The Bancorp Bank

Updates Bank Diversification Strategy

Austin, TX and Wilmington, DE — January 31st, 2011 — NetSpend Holdings, Inc. (NASDAQ: NTSP) and The Bancorp Bank Payment Solutions Group, a division of The Bancorp Bank (“Bancorp”), a wholly owned subsidiary of The Bancorp, Inc. (NASDAQ: TBBK), announced the signing of a multi-year agreement pursuant to which The Bancorp will serve as a new issuing bank for both new and existing card programs for which NetSpend serves as program manager and processor.

NetSpend is a leading provider of general-purpose reloadable prepaid debit cards designed to be a more convenient and less expensive alternative to cash and traditional banking products for the estimated 60 million underbanked consumers in the United States. NetSpend markets its cards through direct-to-consumer and online programs, corporate employers and retail distributors across the country.

“We are very excited about our new relationship with NetSpend, a true leader in the prepaid arena. Our commitment to delivering innovative financial products is complemented by NetSpend’s outstanding products and distribution network,” said Jeremy Kuiper, Managing Director — The Bancorp Payment Solutions Group. “The NetSpend card is a terrific alternative to a traditional bank account and we believe that the strength and commitment of The Bancorp will greatly enhance the NetSpend offering.”

“The Bancorp Bank is a respected leader in our industry that understands the unique challenges and needs of our underbanked cardholders,” said Dan Henry, Chief Executive Officer of NetSpend.  “We feel The Bancorp is well positioned to continue to allow NetSpend to empower our consumers with the convenience, security, and freedom to be self-banked.”

Consummation of the agreement with The Bancorp Bank represents a further step towards NetSpend’s previously announced implementation of a plan to diversify its issuing bank relationships.  Since October of 2010, NetSpend and The Bancorp Bank have been working closely together to complete mutual due diligence, program assessment and technical integration planning.  With the definitive agreement now finalized and other operational requirements nearing completion, NetSpend expects to begin issuing general-purpose reloadable prepaid debit cards in collaboration with The Bancorp Bank in April 2011.

NetSpend continues its discussions with other current and prospective issuing banks and remains committed to its previously articulated strategy of diversification among at least three issuing banks.  The company is focused on doing so in a manner that balances the company’s diversification strategies with the protection of existing cardholder and direct deposit relationships and other operational considerations.  Based on the timing of its agreement and expected program launch with The Bancorp and its discussions with other prospective issuing banks, NetSpend currently expects to transition more than 15% of its non-corporate employer-issued debit card volumes, either from existing or new cardholder accounts, to one or more banks by the second half of 2011.

“We remain committed to a prudent diversification strategy that will align our stated business objectives and protect the company against reasonably foreseeable contingencies involving any of its issuing banks,” said Mr. Henry.  “The formalization of our agreement with The Bancorp is an important step in furtherance of our strategy and we are excited to work with The Bancorp to begin issuing cards with them in a manner that helps grow our business and diversify our issuing bank relationships with little or no disruption to the company and our customers.”

About The Bancorp Payment Solutions Group

The Bancorp Payment Solutions Group, a division of The Bancorp Bank, a wholly owned subsidiary of The Bancorp, Inc. (Nasdaq: TBBK), offers secure, creative and innovative payment solutions to the prepaid card industry.  As a leading issuer of prepaid cards, The Bancorp Payment Solutions Group develops cutting-edge prepaid card programs that meet the rapidly changing needs of the prepaid industry.  Through long-standing relationships with the card networks, leading program managers and processors, The Bancorp Payment Solutions Group designs compliant, innovative and flexible prepaid card programs which deliver outstanding results.  For more information about The Bancorp Payment Solutions Group please visit www.thebancorppsg.com.

About NetSpend

Austin-based NetSpend is a leading provider of general purpose reloadable prepaid debit cards and related financial services to underbanked consumers in the United States. We primarily focus on the estimated 60 million underbanked consumers in the U.S. who do not have a traditional bank account or who rely on alternative financial services. Our mission is to develop products and services that help unbanked consumers take the first steps toward a smarter way to spend, save and manage their money. More information on the company can be found on its website located at http://www.netspend.com or by following the company on Facebook or Twitter.

The NetSpend logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8154

Cautionary Note Regarding Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, among other things, statements regarding future events that involve risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements contained in this release, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected are discussed in greater detail in our filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q, which are available on NetSpend’s website at www.netspend.com and on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of January 31st, 2011, and we assume no obligation to update this information as a result of future events or developments.

CONTACT:

The Bancorp Bank, Investor Relations
Andres Viroslav
1.215.861.7990
andres.viroslav@thebancorp.com

NetSpend

Brad Russell
512.539.5932

brussell@netspend.com